Exhibit 99.1

IFMI REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

First Quarter Operating Income of $2.6 million

First Quarter Income before Income Taxes of $1.0 million

First Quarter Net Income of $1.0 million, or $0.05 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, May 3, 2017 — Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in fixed income markets, today reported financial results for its first quarter ended March 31, 2017.

•                  Operating income was $2.6 million for the three months ended March 31, 2017, compared to $2.5 million for the three months ended December 31, 2016, and $1.3 million for the three months ended March 31, 2016.

•                  Income before income taxes was $1.0 million for the three months ended March 31, 2017, compared to $0.7 million for the three months ended December 31, 2016, and $0.3 million for the three months ended March 31, 2016.

•                  Net income was $1.0 million, or $0.05 per diluted share, for the three months ended March 31, 2017, compared to $0.4 million, or $0.02 per diluted share, for the three months ended December 31, 2016, and $0.3 million, or $0.01 per diluted share, for the three months ended March 31, 2016.

•                  Revenue was $14.5 million for the three months ended March 31, 2017, compared to $13.2 million for the three months ended December 31, 2016, and $13.7 million for the three months ended March 31, 2016.

•                  Total operating expenses were $11.9 million for the quarter ended March 31, 2017, compared to $10.7 million for the quarter ended December 31, 2016, and $12.5 million for the quarter ended March 31, 2016.

•                  Compensation as a percentage of revenue was 50% for the three months ended March 31, 2017, compared to 51% for the three months ended December 31, 2016, and 62% for the three months ended March 31, 2016. The number of IFMI employees was 80 as of March 31, 2017, compared to 79 as of December 31, 2016, and 86 as of March 31, 2016.

•                  Non-compensation operating expenses, excluding depreciation and amortization, were $4.7 million for the three months ended March 31, 2017, compared to $3.9 million for the three months ended December 31, 2016, and $3.8 million for the three months ended March 31, 2016. The $4.7 million for the three months ended March 31, 2017 included $0.8 million of payments made to a third party under an introductory broker agreement related to new issue and advisory revenue generated in the quarter.

•                  Interest expense was $1.6 million for the quarter ended March 31, 2017, compared to $1.8 million for the quarter ended December 31, 2016, and $1.0 million for the quarter ended March 31, 2016. For the quarters ended March 31, 2017 and December 31, 2016, interest expense included $0.5 million and $0.8 million, respectively, related to the redeemable financial instrument created by the investment agreement entered into on October 3, 2016 (see further discussion in note 13 to the consolidated financial statements included in the Company’s Form 10-K filed for the year ending December 31, 2016).

Lester Brafman, Chief Executive Officer of IFMI, said, “We were pleased with IFMI’s continued strong performance in the first quarter, delivering our fifth consecutive quarter of profitability as we continue to execute our strategy. During the quarter we raised $15 million of capital and deployed it in our registered broker-dealer, J.V.B. Financial Group, LLC. We will continue to have discussions with other potential capital partners, as we are confident we can deploy additional capital, strategically and opportunistically, in both our capital markets and asset management segments.  We remain committed to enhancing stockholder value, and during the first quarter continued to pay our quarterly dividend and resumed our share repurchase program.”

Total Equity and Dividend Declaration

•                  At March 31, 2017, total equity was $47.8 million, compared to $46.8 million as of December 31, 2016.

•                  The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on June 1, 2017, to stockholders of record on May 18, 2017.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 13436108, or request the IFMI earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 13436108.

About IFMI

IFMI is a financial services company specializing in fixed income markets. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. IFMI’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2017, IFMI managed approximately $3.5 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2017, almost all of IFMI’s assets under management, or 93.5%, were in collateralized debt obligations that IFMI manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at

www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/17	12/31/16	3/31/16
Revenues
Net trading	$8,075	$7,132	$10,202
Asset management	2,692	2,932	2,312
New issue and advisory	1,112	806	381
Principal transactions	469	931	126
Other revenue	2,144	1,357	714
Total revenues	14,492	13,158	13,735
Operating expenses
Compensation and benefits	7,185	6,740	8,540
Business development, occupancy, equipment	586	562	664
Subscriptions, clearing, and execution	1,713	1,723	1,522
Professional services and other operating	2,354	1,601	1,663
Depreciation and amortization	66	71	82
Total operating expenses	11,904	10,697	12,471
Operating income (loss)	2,588	2,461	1,264
Non-operating income (expense)
Interest expense, net	(1,612)	(1,762)	(990)
Income (loss) before income taxes	976	699	274
Income tax expense (benefit)	5	265	10
Net income (loss)	971	434	264
Less: Net income (loss) attributable to the noncontrolling interest	299	237	65
Net income (loss) attributable to IFMI	$672	$197	$199

Earnings per share
Basic
Net income (loss) attributable to IFMI	$672	$197	$199
Basic shares outstanding	11,992	11,783	13,272
Net income (loss) attributable to IFMI per share	$0.06	$0.02	$0.01
Fully Diluted
Net income (loss) attributable to IFMI	$672	$197	$199
Net income (loss) attributable to the noncontrolling interest	299	237	65
Interest and amortization on Buyer Convertible $15M, 8% Notes	80	—	—
Adjustment (1)	—	(148)	10
Enterprise net income (loss)	$1,051	$286	$274
Basic shares outstanding	11,992	11,783	13,272
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324
Additional Buyer Convertible $15M, 8% Notes	2,529	—	—
Additional dilutive shares	200	182	81
Fully diluted shares outstanding	20,045	17,289	18,677
Fully diluted net income (loss) per share	$0.05	$0.02	$0.01

(1) An adjustment is included because if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2017
	(unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$11,178	$15,216
Receivables from brokers, dealers, and clearing agencies	110,875	81,178
Due from related parties	106	57
Other receivables	3,795	5,225
Investments - trading	114,725	157,178
Other investments, at fair value	8,146	8,303
Receivables under resale agreements	314,022	281,821
Goodwill	7,992	7,992
Other assets	2,044	4,301
Total assets	$572,883	$561,271

Liabilities
Payables to brokers, dealer, and clearing agencies	$35,861	$85,761
Due to related parties	50	50
Accounts payable and other liabilities	11,054	9,618
Accrued compensation	2,314	4,795
Trading securities sold, not yet purchased	114,228	85,183
Securities sold under agreements to repurchase	314,008	295,445
Deferred income taxes	4,121	4,134
Debt	43,477	29,523
Total liabilities	525,113	514,509

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	69,858	69,415
Accumulated other comprehensive loss	(1,055)	(1,074)
Accumulated deficit	(29,162)	(29,576)
Total stockholders’ equity	39,658	38,782
Noncontrolling interest	8,112	7,980
Total equity	47,770	46,762
Total liabilities and equity	$572,883	$561,271

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@ifmi.com